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[REMEC, INC. LOGO]	Contact: David L. Morash (858) 560-1301
News Release

REMEC, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

SAN DIEGO, CA -- June 15, 2001 -- REMEC, Inc. (NASDAQ: REMC) announced today that it has adopted a Shareholder Rights Plan to assist its shareholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and to protect the Company and its shareholders against coercive takeover tactics. Ron Ragland, REMEC Chairman and CEO, stated: "The Shareholder Rights Plan is not intended to prevent an acquisition of the Company on terms that are favorable to the shareholders. The only purpose is to deter an attempt to unfairly gain control of the Company."

At the present time, the Company knows of no proposed or threatened takeover, tender offer or other effort to acquire the Company.

Under the Shareholder Rights Plan, a dividend of one Preferred Stock Purchase Right is being declared for each share of Common Stock outstanding at the close of business on June 26, 2001. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

The Rights generally will not become exercisable until a person or group acquires 15% or more of the Common Stock of the Company in a transaction that is not approved in advance by the Board of Directors. In that event, each Right will entitle the holder, other than the unapproved acquiror and its affiliates, to buy Common Stock of the Company at 50% of its market value for the Right's then current exercise price (initially $60.00, subject to adjustment). In addition, if the Rights were triggered by such a non-approved acquisition and the Company were thereafter to be acquired in a merger in which all shareholders were not treated alike, shareholders with unexercised Rights, other than the unapproved acquiror and its affiliates, would be entitled to purchase common stock of the acquiror with a value of twice the exercise price of the Rights. The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on June 15, 2011.

About REMEC

REMEC is a leading designer and manufacturer of high frequency subsystems used in the transmission of integrated voice, video and data traffic over wireless communications networks and in defense electronics applications.

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REMEC, INC. ADOPTS SHAREHOLDER RIGHTS PLAN